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                                                                      Exhibit 16



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


March 25, 2002


Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated March 25, 2002 of World Fuel Services Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/Arthur Andersen LLP
--------------------------
ARTHUR ANDERSEN LLP


copy to:  Mr. Carlos A. Abaunza
          Chief Financial Officer and Treasurer
          World Fuel Services Corporation